PROSPECTUS SUPPLEMENT NO. 1 DATED SEPTEMBER 19, 2013 (To Prospectus dated May 24, 2013)	Rule 424(b)(3) Registration No. 333-173221

NEURALSTEM, INC.

2,867,078 Shares Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated May 24, 2013 related to the resale of our common stock from time to time by certain shareholders (“Prospectus”), of Neuralstem, Inc. (”Company). This supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 6 of the Prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

The Company has been by notified that the securities previously registered to certain selling shareholder have been transferred. Accordingly, the Selling Shareholder table is being amended with regard to these transfers in order to update the selling shareholders’ identities. Unless amended, all other information contained in the selling shareholder table, as previously modified or amended, is unaffected:

	Common Shares Owned Before Sale					Common Shares Owned After Sale
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
Tripoint Global Equities, LLC (1)	64,935	-	64,935	*	64,935	-	*
Lewis Mason (2)	155,844	-	155,844	*	155,844	-	*
Qian Xu (3)	38,961	-	38,961	*	38,961	-	*
OTA LLC (4)	44,866	648,798	693,664	*	648,798	44,866	*

* Less than 1%

(1) Mark Elenowitz, CEO, has voting and dispositive control with respect to the securities being offered. Tripoint Global Equities, LLC is a broker-dealer. The selling shareholder has transferred 162,200 shares underlying common stock purchase warrants to OTA, LLC that were originally issued pursuant advisory services in March of 2013.

(2) Associated person of Tripoint Global Equities, LLC, a broker-dealer. The selling shareholder has transferred 389,278 shares underlying common stock purchase warrants to OTA, LLC that were originally issued pursuant to advisory services in March of 2013.

(3) Associated person of Tripoint Global Equities, LLC, a broker-dealer. The selling shareholder has transferred 97,320 shares underlying common stock purchase warrants to OTA, LLC that were originally issued pursuant to advisory services in March of 2013.

(4) Ira M. Leventhal has voting and dispositive control with respect to the securities being offered. The Shares being registered include 648,798 shares underlying common stock purchase warrants originally issued in March of 2013 pursuant to advisory services and subsequently transferred to selling shareholder.

Prospectus Supplement No. 1 Dated September 19, 2013